Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
National HealthCare Corporation
Murfreesboro, Tennessee
We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated March 16, 2007, relating to the National Health Realty, Inc. consolidated financial statements, the effectiveness of National Health Realty Inc.’s internal control over financial reporting, and schedules of National Health Realty Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP

Nashville, Tennessee
September 13, 2007